Exhibit 10.1

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of August 19, 2013, by and between SKULLCANDY, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
Borrower has requested that Bank extend or continue to extend credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:
ARTICLE I
CREDIT TERMS
1.1.    LINE OF CREDIT.
(a)    Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including August 19, 2018, not to exceed at any time the aggregate principal amount of Fifty Million Dollars ($50,000,000) (“Line of Credit”) (as such amount may be reduced pursuant to Section 1.1(d) below), the proceeds of which shall be used for general corporate purposes; provided that prior to delivery of a Compliance Certificate for the fiscal quarter ending March 31, 2014, Bank shall not be required to make any advances to Borrower under this Agreement unless the net income attributable to Borrower as of the most recently ended calendar quarter as set forth in the financial statements and Compliance Certificate delivered to Bank pursuant to Section 4.3 for such calendar quarter (or, with respect to the calendar quarter ending June 30, 2013, the net income attributable to Borrower as of the calendar quarter ending June 30, 2013 as set forth in the financial statements delivered to Bank and filed with the United States Securities and Exchange Commission), measured on a rolling 4-quarter basis and determined as of the last day of such prior calendar quarter, was greater than or equal to Zero Dollars ($0.00). Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of August 19, 2013 (“Line of Credit Note”), all terms of which are incorporated herein by this reference.
(b)    Limitation on Borrowings. Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of Fifty Million Dollars ($50,000,000) (as such amount may be reduced pursuant to Section 1.1(d) below) less the undrawn amount of all Letters of Credit.
(c)    Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby and commercial letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Ten Million Dollars ($10,000,000). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that (i) subject to the following clause (ii), any Letter of Credit with an initial term not exceeding three hundred sixty-five (365) days may provide, upon Borrower’s request and at Bank’s discretion, for its automatic renewal for additional periods not exceeding three hundred sixty-five (365) days and (ii) no Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.
(d)    Borrowing, Repayment, Reduction and Termination by Borrower. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above. Borrower may from time to time, with thirty (30) days’ prior written notice to Bank, without premium or penalty, permanently reduce the maximum amount available to Borrower under the Line of Credit; provided however that such amount shall not be reduced by Borrower to less than $20,000,000. Provided that there are no suits, actions, proceedings or claims pending or threatened against any Indemnified Person under this Agreement with respect to any Indemnified Liabilities, Borrower may terminate the Line of Credit at any time prior to August 19, 2018, if it delivers a written notice to Bank of its intention to do so at least ten (10) days prior to the proposed termination date and Bank shall, at Borrower’s expense, release or terminate any filings or other agreements that perfect Bank’s security interest in or liens on the Collateral (as defined herein and in any other Loan Documents), upon Bank’s receipt of each of the following, in form and content satisfactory to Bank: (a) cash payment in full of all obligations of Borrower to Bank under the Loan Documents, including without limitation, the payment of all indebtedness, obligations and liabilities of Borrower to Bank under the Credit Agreement and the other Loan Documents (other than Unasserted Contingent Indemnification Claims), and completed performance by Borrower with respect to its other obligations under the Loan Documents, (b) evidence that any obligation of Bank to extend credit to Borrower under any Loan Document has been terminated, (c) a general release of all claims against Bank by Borrower and each of its Subsidiaries party to any Loan Document relating to Bank’s performance and obligations under the Loan Documents, and

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(d) an agreement by Borrower and each of its Subsidiaries party to any Loan Document to indemnify Bank for any payments received by Bank that are applied to the obligations of Borrower to Bank under the Loan Documents as a final payoff that may subsequently be returned or otherwise not paid for any reason.
1.2.    INTEREST/FEES.
(a)    Interest. The outstanding principal balance of the Line of Credit shall bear interest, and the amount of each drawing paid under any Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.
(b)    Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.
(c)    Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to Seventy-Five Thousand Dollars ($75,000), which fee shall be due and payable in full on the date hereof.
(d)    Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one hundred seventy-five thousandths of one percent (0.175%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the first day of each fiscal quarter. For purposes of computing the unused commitment fee, the amount available to be drawn under Letters of Credit then outstanding plus the amount of all drawings under Letters of Credit and not yet reimbursed shall be considered usage of the Line of Credit.
(e)    Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of and renewal of each Letter of Credit equal to the product of the Letter of Credit Fee Margin multiplied by the face amount of such Letter of Credit, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.
As used in this Agreement, “Letter of Credit Fee Margin” means, through and including December 1, 2013, and until the first adjustment occurs as specified below, one and one half of one percent (1.50%).  After December 1, 2013, the Letter of Credit Fee Margin shall be adjusted each fiscal quarter of Borrower on the basis of the ratio of Total Liabilities to Tangible Net Worth of Borrower, in each case, measured on a consolidated basis, as of the last day of the previous fiscal quarter, as determined by Bank, in accordance with the following table:

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Total Liabilities to Tangible Net Worth	Letter of Credit Fee Margin
< 0.25:1.00	1.30%
>0.25:1.00	1.50%

Any reductions or increases in the Letter of Credit Fee Margin will be made following receipt of Borrower’s financial statements, together with the related Compliance Certificate, as required under Section 4.3.  Each Letter of Credit Fee Margin change shall become effective on the first day of the month following the date on which such financial statements are due under Section 4.3, as Bank in its sole discretion deems appropriate.  Notwithstanding the foregoing, (A) if Borrower fails to deliver any financial statements, together with the related Compliance Certificate, in a timely manner as required under the Credit Agreement, Bank may increase any Letter of Credit Fee Margin to the highest Letter of Credit Fee Margin set forth above, in addition to imposing the default interest rate applicable under the terms of the Line of Credit Note, and (B) no reduction in any Letter of Credit Fee Margin will be made if an Event of Default has occurred and is continuing at the time that such reduction would otherwise be made.
If amended or restated financial statements would change previously calculated Letter of Credit Fee Margin, or if Bank determines in its reasonable discretion that any financial statements have materially misstated Borrower’s financial condition, then Bank may, using the most accurate information available to it, recalculate the financial test or tests governing the Letter of Credit Fee Margin and retroactively reduce or increase the Letter of Credit Fee Margin from the date of receipt of such amended or restated financial statements and charge Borrower additional fees, which may be imposed from the beginning of the appropriate fiscal quarter to which the restated statements or recalculated financial tests relate or to the beginning of the fiscal quarter in which any Event of Default has occurred, as Bank in its sole discretion deems appropriate.
1.3.    COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging any deposit account maintained by Borrower with Bank for the full amount thereof; provided that interest payments and unused fees will be invoiced before Bank charges any such account. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.
1.4.    COLLATERAL. As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower’s personal property, other than Excluded Property. As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower shall cause each of its Domestic Subsidiaries to grant to Bank security interests of first priority in all of each such Person’s personal property, other than Excluded Property. All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and

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expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security.
1.5.    GUARANTIES AND PLEDGES. The payment and performance of all indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by all Domestic Subsidiaries of Borrower, whether now existing or hereafter acquired or formed, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank. When a Person becomes a Subsidiary of Borrower, Borrower shall, within thirty (30) days after such event (or such later date as permitted by Bank in its sole discretion), (i) deliver to Bank a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to Bank other than any such ownership interests that constitute Excluded Property (which pledge, if reasonably requested by Bank, shall be governed by the laws of the jurisdiction of such Subsidiary), (ii) cause any such new Subsidiary that is a Domestic Subsidiary to execute and deliver to Bank a secured guaranty of all of Borrower’s indebtedness and obligations to Bank, together with such other security documents and appropriate financing statements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority security interest in, and lien upon, the assets of such new Domestic Subsidiary other than Excluded Property) and (iii) provide to Bank all other documentation, including without limitation, if requested by Bank, one or more opinions of counsel reasonably satisfactory to Bank, which in Bank’s opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Within thirty (30) days after Bank’s request, Borrower shall cause Skullcandy North America, LLC to (A) deliver to Bank a Mexican law governed pledge agreement and appropriate certificates and powers or financing statements reasonably satisfactory to Bank, pledging all of the direct or beneficial ownership interest of Skullcandy North America, LLC in Skullcandy Mexico S DE RL DE CV other than any such ownership interests that constitute Excluded Property, and (B) provide to Bank all other documentation, including without limitation, if reasonably requested by Bank, one or more opinions of counsel reasonably satisfactory to Bank, which in Bank’s opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 1.5 shall be a Loan Document.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.
2.1.    LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower. Each Subsidiary is duly organized and

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existing in good standing (or the equivalent thereof, if any, in the applicable jurisdiction) under the laws of the jurisdiction in which it is organized and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would reasonably be expected to materially adversely affect the business, property or assets, financial condition or operation of such Subsidiary.
2.2.    AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, guaranty, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms, in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability. Set forth on Schedule 2.2 are an organizational chart showing the ownership structure of all Subsidiaries of Borrower and a correct and complete list of all Subsidiaries of Borrower and each of its Subsidiaries.  Except as set forth on Schedule 2.2, neither Borrower nor any of its Subsidiaries has any Subsidiaries. Borrower may update Schedule 2.2 from time to time by delivering such update to Bank in writing within thirty (30) days after the occurrence of the event requiring such update.
2.3.    NO VIOLATION. The execution, delivery and performance by each of Borrower and each of its Subsidiaries of each of the Loan Documents to which it is a party do not (a) violate any material provision of any law, regulation, order, decree or judgment to which Borrower or any of its Subsidiaries is subject, (b) contravene any provision of the charter or bylaws of Borrower or any of its Subsidiaries, or (c) result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries may be bound or to which Borrower or any of its Subsidiaries is subject in any material respect.
2.4.    LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower and its Subsidiaries, taken as a whole, other than those disclosed by Borrower to Bank in writing prior to the date hereof.
2.5.    CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower dated December 31, 2012, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct in all material respects and present fairly the financial condition of Borrower and each of its Subsidiaries, (b) disclose all liabilities of Borrower and each of its Subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material

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adverse change in the financial condition of Borrower and its Subsidiaries, measured on a consolidated basis, nor has Borrower or any of its Subsidiaries mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except for Capped Permitted Liens, Uncapped Permitted Liens and otherwise in connection with Borrower’s existing credit agreement with PNC Bank, National Association which existing credit agreement (and accompanying security interests and liens) shall be terminated concurrent with the effectiveness of this Agreement.
2.6.    INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of income tax payable by Borrower or any of its Subsidiaries with respect to any year. Each of Borrower and each of its Subsidiaries has filed all federal and material state and other material income tax returns which, to the knowledge of Borrower, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being actively contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.
2.7.    NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries may be bound that requires the subordination in right of payment of any of Borrower’s or any of its Subsidiaries’ obligations under any Loan Document to any other obligation of Borrower or any of its Subsidiaries.
2.8.    PERMITS, FRANCHISES. Each of Borrower and each of its Subsidiaries possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, in each case, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.
2.9.    ERISA. Except as would not reasonably be expected to result in liabilities to Borrower or any of its Subsidiaries in excess of $2,500,000 in the aggregate, (1) each of Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”), (1) neither Borrower nor any of its Subsidiaries has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower or any of its Subsidiaries (each, a “Plan”), (1) no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower or any of its Subsidiaries, (1) each of Borrower and each of its Subsidiaries has met its minimum funding requirements under ERISA with respect to each Plan, and (1) each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.
2.10.    OTHER OBLIGATIONS. Neither Borrower nor any of its Subsidiaries is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation which would reasonably be expected to result in liabilities to Borrower or any of its Subsidiaries in excess of $1,500,000 in the aggregate.

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2.11.    OFAC; PATRIOT ACT. Neither Borrower nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. Neither Borrower nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any credit extended hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity. To the extent applicable, Borrower and each of its Subsidiaries is in compliance, in all material respects, with the (y) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (z) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by Borrower or any of its Subsidiaries or any of their affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
2.12.    ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, each of Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s or any of its Subsidiaries’ operations or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower or any of its Subsidiaries is the subject of any governmental investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither Borrower nor any of its Subsidiaries has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.
2.13.    INTELLECTUAL PROPERTY.
(a)    No Intellectual Property License of Borrower or any of its Subsidiaries that is necessary to the conduct of such Person’s business requires any consent of any other Person in order for Borrower or such Subsidiary to grant the security interest granted under any Loan Document in the right, title or interest of Borrower or such Subsidiary in or to such Intellectual Property License.
(b)    Each of Borrower and each of its Subsidiaries owns, or holds licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary to the conduct of its business as currently conducted.

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(c)    Neither Borrower nor any of its Subsidiaries, as of the date hereof, owns or licenses any Trademarks, Patents, Copyrights or other Intellectual Property, or is a party to any Intellectual Property License as of the date hereof except as set forth on Schedule 2.13 and there are no restrictions in any Intellectual Property License as of the date hereof that restrict the sale or other disposition of any inventory, equipment or other property of Borrower or any of its Subsidiaries other than as set forth on Schedule 2.13. In addition:
(i)    as of the date hereof, Schedule 2.13 provides a complete and correct list of: (A) all registered Copyrights owned by Borrower or any of its Subsidiaries, all applications for registration of Copyrights owned by Borrower or any of its Subsidiaries, and all other Copyrights owned by Borrower or any of its Subsidiaries and material to the conduct of the business of Borrower and its Subsidiaries, taken as a whole; (B) all Intellectual Property Licenses entered into by Borrower or any of its Subsidiaries pursuant to which (I) any of Borrower or any of its Subsidiaries has provided any license or other rights in Intellectual Property owned or controlled by Borrower or any of its Subsidiaries to any other Person or (II) any Person has granted to Borrower or any of its Subsidiaries any license or other rights in Intellectual Property owned or controlled by such Person, in either case, that is material to the business of Borrower and its Subsidiaries, taken as a whole; (C) all Patents owned by Borrower or any of its Subsidiaries and all applications for Patents owned by Borrower or any of its Subsidiaries; and (D) all registered Trademarks owned by Borrower or any of its Subsidiaries, all applications for registration of Trademarks owned by Borrower or any of its Subsidiaries, and all other Trademarks owned by Borrower or any of its Subsidiaries and material to the conduct of the business of Borrower and its Subsidiaries, taken as a whole;
(ii)    all employees and contractors of Borrower and each of its Subsidiaries who were involved in the creation or development of any Intellectual Property for such Person that is necessary to the business of Borrower or any of its Subsidiaries have signed agreements containing assignment of Intellectual Property rights to Borrower or the applicable Subsidiary and obligations of confidentiality;
(iii)    to the knowledge of Borrower and each of its Subsidiaries after reasonable inquiry, no Person has infringed or misappropriated or is currently infringing or misappropriating any Intellectual Property rights owned by Borrower or any of its Subsidiaries, in each case, that either individually or in the aggregate could have a material adverse effect on the financial condition or operation of Borrower and its Subsidiaries, taken as a whole;
(iv)    to the knowledge of Borrower and each of its Subsidiaries after reasonable inquiry, all registered Copyrights, registered Trademarks, and issued Patents that are owned by such Person and necessary in the conduct of its business are valid, subsisting and enforceable and in compliance with all legal requirements, filings, and payments and other actions that are required to maintain such Intellectual Property in full force and effect; and
(v)    each of Borrower and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by such Person that are necessary in the business of such Person.

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ARTICLE III
CONDITIONS
3.1.    CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions (unless otherwise waived by Bank):
(a)    Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.
(b)    Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:
(i)    This Agreement and each promissory note or other instrument or document required hereby.
(ii)    A Guaranty by each Domestic Subsidiary.
(iii)    Security Agreements by Borrower and each Domestic Subsidiary.
(iv)    Pledge Agreements by Borrower and each applicable Domestic Subsidiary.
(v)    A Certificate of Authority by Borrower and each Domestic Subsidiary.
(vi)    Collateral Access Agreements with respect to the following locations: 1201 C Street NW, Auburn WA 98001 and 1441 West Ute Boulevard, Suite 250, Park City, UT 84098.
(vii)    An opinion of counsel for Borrower and each Domestic Subsidiary in form and substance satisfactory to Bank.
(viii)    Such other documents as Bank may require.
(c)    Financial Condition. Since December 31, 2012, there shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower and its Subsidiaries, on a consolidated basis, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower and its Subsidiaries, taken as a whole.
(d)    Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all of Borrower’s and each of its Domestic Subsidiaries’ property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, including without limitation, policies of insurance against specific hazards affecting Borrower’s or any of its Domestic Subsidiary’s assets, as may be required by governmental regulation or Bank including without limitation flood and terrorism. Borrower shall have also delivered to Bank evidence of credit insurance coverage, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank.

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3.2.    CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:
(a)    Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.
(b)    Documentation. Bank shall have received all additional documents which may be reasonably required in connection with such extension of credit.
(c)    Additional Letter of Credit Documentation.  Prior to the issuance of each Letter of Credit, Bank shall have received a Letter of Credit Agreement, properly completed and duly executed by Borrower and any other Person required by Bank.
ARTICLE IV
AFFIRMATIVE COVENANTS
Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto (other than Unasserted Contingent Indemnification Claims), Borrower shall, and shall cause each of its Subsidiaries to, unless Bank otherwise consents in writing:
4.1.    PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.
4.2.    ACCOUNTING RECORDS. Maintain adequate books and records in accordance in all material respects with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of any of such Persons with the principal officers of Borrower and its Subsidiaries and their independent public accountants; provided that, so long as no Event of Default has occurred and is continuing, (a) Bank shall not be permitted to make more than two (2) such inspections in any fiscal year and (b) Borrower shall not be responsible for paying any costs or expenses of Bank (or its representatives) in connection with any such inspections.

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4.3.    FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:
(a)    not later than 90 days after and as of the end of each fiscal year, consolidated statements of income and cash flows and a consolidated statement of stockholders’ equity of Borrower and its Subsidiaries for such year, and a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail, prepared in accordance with generally accepted accounting principles and accompanied by an unqualified opinion thereon of independent public accountants of recognized national standing selected by Borrower and reasonably acceptable to Bank, which unqualified opinion shall state that such financial statements present fairly, in all material respects, the financial position of Borrower and its Subsidiaries and the results of their operations and cash flows and have been prepared in accordance with generally accepted accounting principles, that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in such circumstances, and shall be without limitation as to the scope of the audit;
(b)    not later than 45 days after and as of the end of each of the first three fiscal quarters of each fiscal year, consolidated statements of income and cash flows of Borrower and its Subsidiaries for the period from the beginning of the current fiscal year to and including the last day of such fiscal quarter, and a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles and reviewed by independent public accountants of recognized national standing selected by Borrower and reasonably acceptable to Bank;
(c)    contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president, the chief financial officer or another authorized officer of Borrower, in a form as reasonably requested by Bank from time to time (each, a “Compliance Certificate”), (i) demonstrating (with computations in reasonable detail) compliance by Borrower and its Subsidiaries with the provisions of Section 4.9, Section 5.2, Section 5.3 and Section 5.8, and stating that said financial statements are accurate in all material respects and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default (referred to in this Section 4.3(c) as a “Default”), or, if a Default or an Event of Default has occurred, specifying the details of such Default or Event of Default and the action that Borrower and its Subsidiaries have taken or propose to take with respect thereto and (ii) for each Acquisition, demonstrating compliance by Borrower and its Subsidiaries with the provisions of Section 5.5 and providing relevant information regarding each Target and a reasonably detailed description of the material terms of such Acquisition (including without limitation the name and business of each Target as well as the cash purchase price and the aggregate consideration paid for each Target and the method and structure of payment);
(d)    from time to time such other information relating to Borrower and its Subsidiaries as Bank may reasonably request.

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4.4.    COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of Borrower’s or any of its Subsidiaries’ business; and comply in all material respects with the provisions of all documents pursuant to which any of Borrower or any of its Subsidiaries is organized or which govern Borrower’s or any of its Subsidiaries’ continued existence and in all material respects with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower or any of its Subsidiaries or any of their businesses.
4.5.    INSURANCE. Maintain and keep in force with financially sound and reputable insurers, for each business in which Borrower or any of its Subsidiaries is engaged, insurance of the types, on the terms, and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, and, if required by governmental regulation or Bank, seismic property damage, terrorism and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect, together with a lender’s loss payee endorsement for all such insurance, to the extent applicable, naming Bank as a lender loss payee. Anything in this Agreement to the contrary notwithstanding, Borrower shall deliver to Bank, on or before August 30, 2013, a lender’s loss payee endorsement, in form and substance acceptable to Bank, with respect to each of its domestic stock/inventory throughput insurance policy and its commercial property insurance policy.
4.6.    FACILITIES. Keep all properties useful or necessary to Borrower’s or any of its Subsidiaries’ business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.
4.7.    TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all material assessments and material taxes, both real or personal, including without limitation income taxes and property taxes and assessments, except (a) such as Borrower or such Subsidiary may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower or such Subsidiary has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower or such Subsidiary is obligated to make such payment.
4.8.    LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any of its Subsidiaries with a claim or claims in excess of $1,000,000 in the aggregate.
4.9.    FINANCIAL CONDITION. Maintain the financial condition of Borrower and its Subsidiaries on a consolidated basis as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):
(a)    Total Liabilities divided by Tangible Net Worth not greater than 1.5 to 1.0 as of the last day of each fiscal quarter, beginning with fiscal quarter ending September 30, 2013, with “Total Liabilities” defined as the aggregate of current liabilities and long-term liabilities,

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measured on a consolidated basis, and with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity less any intangible assets, measured on a consolidated basis.
(b)    Asset Ratio not less than 1.35 to 1.00 as of the last day of each fiscal quarter, beginning with fiscal quarter ending September 30, 2013, with “Asset Ratio” defined as (i) the aggregate of net receivables plus inventory, measured on a consolidated basis, divided by (ii) the sum of all obligations for borrowed money (including subordinated debt) plus all capital lease obligations included in Borrower’s consolidated financial statements, as required by the United States Securities and Exchange Commission or any successor thereto, measured on a consolidated basis.
(c)    Net income attributable to Borrower, measured on a rolling 4-quarter basis for each fiscal quarter set forth in the table below, determined as of the last day of each such fiscal quarter, not less than the amount set forth opposite the relevant fiscal quarter:

Fiscal Quarter	Net income attributable to Borrower
The fiscal quarters ending March 31, 2014, June 30, 2014 and September 30, 2014	$2,500,000
The fiscal quarters ending December 31, 2014, March 31, 2015, June 30, 2015 and September 30, 2015	$5,000,000
The fiscal quarters ending December 31, 2015, March 31, 2016, June 30, 2016 and September 30, 2016	$7,500,000
The fiscal quarters ending December 31, 2016 and each fiscal quarter thereafter	$10,000,000

(d)    Net income attributable to Borrower, measured on a rolling 4-quarter basis for each fiscal quarter ending after the Closing Date and on or prior to December 31, 2013 in which an advance under the Line of Credit is made, determined as of the last day of each such fiscal quarter, not less than Zero Dollars ($0.00).
4.10.    NOTICE TO BANK. (i) Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default, specifying the nature and period of existence thereof and what action Borrower proposes to take with respect thereto; (b) any change in the name or the organizational structure of Borrower or any of its Subsidiaries; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any material funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower or any of its Subsidiaries is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s or any of its Subsidiaries’ property in excess of an aggregate of $1,000,000; and (ii) concurrent with the delivery of each

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Compliance Certificate, give written notice to Bank in reasonable detail of: (A) the registration of any Intellectual Property by Borrower or any of its Subsidiaries with the PTO or the United States Copyright Office, (B) the acquisition or licensing of any Trademarks, Patents, Copyrights or other Intellectual Property by Borrower or any of its Domestic Subsidiaries, (C) Borrower or any of its Domestic Subsidiaries becoming a party to any Intellectual Property License, (D) any restriction in any Intellectual Property License that restricts the sale or other disposition of any inventory, equipment or other property of Borrower or any of its Domestic Subsidiaries, in each case not listed either on Schedule 2.13 or as an attachment to any previously delivered Compliance Certificate.
4.11.    DEPOSIT ACCOUNTS.  On or before January 31, 2014, and with respect to Borrower and the Domestic Subsidiaries only, establish and maintain at Bank all Cash Management Services, including without limitation all deposit accounts.  Such Cash Management Services maintained by Borrower and each of its Domestic Subsidiaries shall be of a type and on terms reasonably satisfactory to Bank and Borrower.  Until such time as Borrower and each of its Domestic Subsidiaries have established all of their Cash Management Services with Bank, Borrower shall, and shall cause each of its Domestic Subsidiaries to, maintain Cash Management Services of a type and on terms reasonably satisfactory to Bank and Borrower at other banks reasonably satisfactory to Bank and Borrower, and take reasonable steps to ensure that all of the account debtors of Borrower and each of its Domestic Subsidiaries forward payment of the amounts owed by them directly to one of such other banks.
4.12.    LOCATION OF INVENTORY, EQUIPMENT AND BOOKS. Keep all inventory and equipment (other than vehicles and equipment out for repair and inventory that is in transit) and Books of Borrower and each of its Domestic Subsidiaries only at the locations identified on Schedule 4.12 and keep the chief executive office of Borrower and each of its Domestic Subsidiaries only at the locations identified on Schedule 4.12; provided, however, that (a) Borrower may amend Schedule 4.12 so long as such amendment occurs by written notice to Bank not less than ten (10) days prior to the date on which such inventory, equipment or Books are moved to such new location, and so long as, at the time of such written notification, the applicable Borrower or Subsidiary provides Bank a Collateral Access Agreement with respect thereto and (b) no Collateral Access Agreement will be required for any location at which no Books are located and at which inventory and equipment with an aggregate net book value of $500,000 or less are located.
4.13.    INTELLECTUAL PROPERTY.
(a)    Execute and deliver to Bank, upon the request of Bank and subject to Section 4.14, in order to facilitate filings with the PTO and the United States Copyright Office, one or more Copyright Security Agreements or Patent and Trademark Security Agreements to further evidence Bank’s security interest in and lien on such Person’s Patents, Trademarks, or Copyrights, and the general intangibles of such Person relating thereto or represented thereby; provided that this clause (a) shall not apply to Subsidiaries of Borrower that are not required by the terms of this Agreement and the other Loan Documents to guaranty the obligations of Borrower hereunder.

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(b)    Have the duty, with respect to Intellectual Property that is necessary in the conduct of such Person’s business, to protect and diligently enforce and defend at such Person’s expense such Intellectual Property, including without limitation (A) to diligently enforce and defend, including without limitation promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person that is necessary to its business, (B) to prosecute diligently any trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter that is necessary to its business, (C) to prosecute diligently any patent application that is part of the Patents pending as of the date hereof or hereafter that is necessary to its business, (D) to take all reasonable and necessary action to preserve and maintain all of such Person’s Trademarks, Patents, Copyrights, Intellectual Property Licenses, and its rights therein, including without limitation paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability that is necessary to its business, and (E) to require all employees, consultants, and contractors of Borrower and each of its Subsidiaries who were involved in the creation or development of such Intellectual Property that is necessary to its business to sign agreements containing assignment to such Person of Intellectual Property rights created or developed and obligations of confidentiality.
(c)    Promptly file an application with the United States Copyright Office for any Copyright that has not been registered with the United States Copyright Office if such Copyright is necessary in connection with the conduct of such Person’ business and any expenses incurred in connection with the foregoing shall be borne by Borrower and its Subsidiaries.
(d)    Enter into any Intellectual Property License to receive any license or rights in any Intellectual Property of any other Person unless such Person has used commercially reasonable efforts to permit the assignment of or grant of a security interest in and lien upon such Intellectual Property License (and all rights of Borrower and each of its Subsidiaries thereunder) to Bank (and any transferees of Bank).
(e)    Take the steps described in this Section 4.13 with respect to all new or acquired Intellectual Property to which such Person is now or later becomes entitled that is necessary in the conduct of such Person’s business.
(f)    On or before December 19, 2013, deliver to Bank evidence, in form and substance acceptable to Bank, that (i) filings have been made with the PTO or the United States Copyright Office, as applicable, to release all security interests filed with the PTO or the United States Copyright Office by a Person other than Bank against Intellectual Property owned by Borrower or any of its Subsidiaries and (ii) all Intellectual Property registered with the PTO or the United States Copyright Office and owned by Borrower or any of its Subsidiaries has been assigned to, and is listed as being owned by, Borrower or one of its Subsidiaries, as applicable, in the records of the PTO or the United States Copyright Office, as applicable.
4.14.    FURTHER ASSURANCES. Execute or deliver to Bank, at any time upon the reasonable request of Bank, any and all financing statements, security agreements, pledges, assignments, endorsements of certificates of title, opinions of counsel and all other documents (the “Additional Documents”) that Bank may reasonably request and in form and substance

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reasonably satisfactory to Bank, to create, perfect, and continue perfection or to better perfect the security interests and liens of Bank in the assets of Borrower or any of its Domestic Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) but excluding Excluded Property, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if a Borrower or any of its Subsidiaries refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time, not to exceed thirty (30) days following the request to do so, Borrower, for itself and each of its Subsidiaries, hereby authorizes Bank to execute any such Additional Documents in Borrower’s or the applicable Subsidiary’s name, as applicable, and authorizes Bank to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, Borrower shall, and shall cause each of its Domestic Subsidiaries to, take such actions as Bank may reasonably request from time to time to ensure that liabilities due to Bank are secured by all of the assets (other than Excluded Property) of Borrower and each of its Domestic Subsidiaries.
4.15.    AUTHORIZED OFFICERS. Promptly upon Bank’s request, certify to Bank the names and signatures of the persons who presently are duly elected, qualified and acting as the officers and agents of Borrower and are authorized to sign and to act on behalf of Borrower, and from time to time hereafter, upon a change in the facts so certified, promptly certify to Bank the names and signatures of the persons then authorized to sign or to act; Bank shall be fully protected in relying on such certificates and on the obligation of Borrower (set forth above) promptly to certify to Bank any change in any facts so certified; and Bank shall be indemnified and saved harmless by Borrower from any claims, demands, expenses, loss or damage resulting from or growing out of honoring or relying on the signature or other authority (whether or not properly used) of any person whose name and signature was so certified, or refusing to honor any signature or authority not so certified.
4.16.    UTAH CORPORATE STATUS. On or before September 30, 2013, deliver to Bank evidence, in form and substance acceptable to Bank, that Borrower has made all filings with the Utah Division of Corporations and Commercial Code, and otherwise taken all other steps, necessary to (i) dissolve Skullcandy, Inc., a Utah domestic corporation, and (ii) register Borrower as a foreign corporation in Utah.
ARTICLE V
NEGATIVE COVENANTS
Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto (other than Unasserted Contingent Indemnification Claims), Borrower will not, and shall cause each of its Subsidiaries not to, without Bank’s prior written consent:
5.1.    USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in ARTICLE I hereof.

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5.2.    CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $12,000,000, measured on a consolidated basis; provided, however, that if the amount of investments in fixed assets permitted to be made in any fiscal year under this Section 5.2 is greater than the actual amount of investments in fixed assets actually made in such fiscal year (the amount by which such permitted investments in fixed assets for such fiscal year exceeds the actual amount of investments in fixed assets for such fiscal year, the “Excess Amount”), then such Excess Amount may be carried forward to the next succeeding fiscal year (the “Succeeding Fiscal Year”); provided further that the Excess Amount carried over into a particular Succeeding Fiscal Year may not be used in that fiscal year until the amount permitted under this Section 5.2 to be expended in such fiscal year has first been used in full and the Excess Amount carried over into a particular Succeeding Fiscal Year may not be carried forward to another fiscal year.
5.3.    LEASE EXPENDITURES. Incur operating lease expense in any fiscal year in excess of an aggregate of $3,000,000, measured on a consolidated basis; provided, however, that if the amount of operating lease expense permitted to be incurred in any fiscal year under this Section 5.3 is greater than the actual amount of operating lease expense actually incurred in such fiscal year (the amount by which such permitted operating lease expense incurred for such fiscal year exceeds the actual amount of operating lease expense incurred for such fiscal year, the “Excess Lease Amount”), then such Excess Lease Amount may be carried forward to the Succeeding Fiscal Year); provided further that the Excess Lease Amount carried over into a particular Succeeding Fiscal Year may not be used in that fiscal year until the amount permitted under this Section 5.3 to be incurred in such fiscal year has first been used in full and the Excess Lease Amount carried over into a particular Succeeding Fiscal Year may not be carried forward to another fiscal year.
5.4.    OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower and each of its Subsidiaries to Bank, (b) Permitted Investments, (c) Uncapped Permitted Indebtedness, and (d) Capped Permitted Indebtedness up to $2,000,000 in the aggregate outstanding at any one time.
5.5.    MERGER, CONSOLIDATION, TRANSFER OF ASSETS.
(a)    Merge into or consolidate with any other Person other than any merger or consolidation (i) of a Domestic Subsidiary with Borrower or another Domestic Subsidiary so long as Borrower is the surviving entity in any such merger or consolidation involving Borrower, (ii) of a Foreign Subsidiary with any other Subsidiary of Borrower so long as the Domestic Subsidiary is the surviving entity in any such merger or consolidation involving a Domestic Subsidiary, or (iii) as a result of a Permitted Acquisition (and only so long as Borrower or the previously existing Subsidiary of Borrower is the surviving entity of any such merger or consolidation);
(b)    Make any substantial change in the nature of Borrower’s or any of its Subsidiaries’ business as conducted as of the date hereof;

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(c)    Acquire all or substantially all of the assets of any other Person or otherwise consummate any Acquisition, other than, or as a result of, a Permitted Acquisition;
(d)    Sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s or any of its Subsidiaries’ assets other than pursuant to a Permitted Disposition; or
(e)    Consummate any Acquisition if such Acquisition would cause (i) the sum of the aggregate consideration for all Acquisitions by Borrower and its Subsidiaries consummated during the term of the Line of Credit plus the aggregate consideration of such proposed Acquisition to exceed $70,000,000 or (ii) if such proposed Acquisition is structured as a joint venture, the sum of the aggregate consideration for all Acquisitions by Borrower and its Subsidiaries structured as joint ventures consummated during the term of the Line of Credit plus the aggregate consideration of such proposed Acquisition to exceed $2,500,000.
5.6.    GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any of its Subsidiaries as security for, any liabilities or obligations of any other Person, except (a) any of the foregoing in favor of Bank and (b) any of the foregoing up to $1,500,000 in the aggregate for Borrower and its Subsidiaries, taken as a whole and, with respect to any such pledge or hypothecation, as permitted by Section 5.9.
5.7.    LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any Person, except Permitted Investments.
5.8.    DIVIDENDS, DISTRIBUTIONS, REDEMPTION, REPURCHASES. Declare or pay any dividend or distribution either in cash, Stock or any other property on Borrower’s or any of its Subsidiaries’ Stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s or any of its Subsidiaries’ Stock now or hereafter outstanding; provided however, that (a) Borrower may pay cash dividends to its stockholders in any fiscal year not to exceed fifty percent (50%) of Borrower’s net income attributable to Borrower for the preceding fiscal year as set forth in the financial statements for such fiscal year delivered to Bank pursuant to Section 4.3(a), (b) Borrower may redeem or repurchase shares of its common stock in an aggregate amount not to exceed $50,000,000, measured over the term of the Line of Credit, so long as no Event of Default has occurred and is continuing at the time of any such redemption or repurchase or will occur as a result of or immediately following any such redemption or repurchase, (c) Borrower’s Subsidiaries may pay dividends to Borrower or other Subsidiaries of Borrower, and (d) Borrower may declare and make dividend payments or other distributions payable solely in its Stock.
5.9.    PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon all or any portion of Borrower’s or any of its Subsidiaries’ assets now owned or hereafter acquired, except for (a) any of the foregoing in favor of Bank, (b) Uncapped Permitted Liens, and (c) Capped Permitted Liens securing Permitted Indebtedness up to $500,000 in the aggregate.

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5.10.    DEPOSIT ACCOUNTS.  At all times after January 31, 2014, and with respect to Borrower and the Domestic Subsidiaries only, establish or maintain any deposit account (as that term is defined in the Uniform Commercial Code) or securities account (as that term is defined in the Uniform Commercial Code) with a banking institution other than Bank.
5.11.    INTELLECTUAL PROPERTY.    Abandon any Intellectual Property or Intellectual Property License that is necessary in the conduct of Borrower’s or any of its Subsidiaries’ businesses.
ARTICLE VI
EVENTS OF DEFAULT
6.1.    The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:
(e)    Borrower or any of its Subsidiaries shall fail (i) to pay when due any principal or (ii) to pay, within three (3) days after the same shall become due, interest, fees or other amounts payable under any of the Loan Documents.
(f)    Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower, any of its Subsidiaries or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.
(g)    Any default in the performance of or compliance with any obligation (whether as primary obligor or as guarantor or other surety), agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in clauses (a), (b), (d), (g), (e), (f) and (g) of this Section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.
(h)    Any default (beyond any applicable notice or grace period) in the payment or performance of any indebtedness, obligation for borrowed money, purchase money obligation, lease commitment, contract, instrument or other obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower or any of its Subsidiaries has incurred any debts or other liabilities in excess of $1,500,000 in the aggregate to any Person, including Bank.
(i)    Borrower or any of its Subsidiaries shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any of its Subsidiaries shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any law granting relief to debtors, whether now or hereafter in effect; or Borrower or any of its Subsidiaries shall file an answer admitting the jurisdiction of the court and the material

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allegations of any involuntary petition; or Borrower or any of its Subsidiaries shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any of its Subsidiaries by any court of competent jurisdiction under the Bankruptcy Code or any other applicable law relating to bankruptcy, reorganization or other relief for debtors.
(j)    The filing of a notice of judgment lien against Borrower or any of its Subsidiaries which is not released within ten (10) days of the filing thereof; or the recording of any abstract of judgment against Borrower or any of its Subsidiaries in any county in which Borrower or any of its Subsidiaries has an interest in real property; or the service of a notice of levy or of a writ of attachment or execution, or other like process, against the assets of Borrower or any of its Subsidiaries; or the entry of a judgment against Borrower or any of its Subsidiaries which remains undischarged, undismissed, unbonded and unstayed for more than ten (10) days; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any of its Subsidiaries and such petition or proceeding has not been dismissed within sixty (60) days after the filing thereof; provided that Bank shall have no obligation to provide any extension of credit to Borrower or any of its Subsidiaries during such sixty (60) day period.
(k)    Any event or circumstance shall occur which, in Bank’s discretion exercised in good faith, would be reasonably likely to cause Bank to suspect that Borrower or any of its Subsidiaries has engaged in fraudulent activity with respect to any collateral pledged to Bank or other matters.
(l)    The dissolution or liquidation of Borrower or any of its Subsidiaries; or Borrower or any of its Subsidiaries, or any of the foregoing’s directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or any of its Subsidiaries.
6.2.    REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; (c) Bank shall have the right to the ex parte appointment of a receiver for Borrower and each of its Subsidiaries or for the properties and assets of each such Person, and Borrower, for itself and each of its Subsidiaries, hereby consents to such rights and such appointment and hereby waives any objection or right to notice Borrower or any of its Subsidiaries may have thereto or the right to have a bond or other security posted by Bank; and (d) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

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ARTICLE VII
MISCELLANEOUS
7.1.    NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.
7.2.    NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	SKULLCANDY, INC. 1441 West Ute Boulevard Suite 250 Park City, UT 84098 Attn: Chief Financial Officer Facsimile: (801) 601-3735
BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION 299 S. Main Street, Suite 900 Salt Lake City, UT 84111 Attn: Rich Lambert Facsimile: (801) 532-8555
or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by facsimile, upon receipt.
7.3.    COSTS, EXPENSES AND ATTORNEYS’ FEES; INDEMNITY.
(f)    Costs, Expenses and Attorneys’ Fees. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including without limitation reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (i) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (ii) the enforcement of Bank’s rights or the collection of any amounts which become due to Bank under any of the Loan Documents, and (iii) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including without limitation any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other Person) relating to Borrower or any other Person.

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(g)    Indemnification.  Borrower shall, and Borrower shall cause each of its Subsidiaries to, pay, indemnify, defend, and hold each of Bank and its affiliates, officers, directors, employees, attorneys, and agents (each, an “Indemnified Person”) harmless (to the fullest extent permitted by applicable law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (1) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring, forbearance or workout with respect hereto) of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or the monitoring of compliance by Borrower and each of its Subsidiaries with the terms of the Loan Documents, (1) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, (1) in connection with the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the collateral pledged to Bank by Borrower or any of its Subsidiaries in accordance with any Loan Document, (1) with respect to the failure by Borrower or any of its Subsidiaries to perform or observe any of the provisions of any Loan Document, (1) in connection with the exercise or enforcement of any of the rights of Bank hereunder or under any other Loan Document, and (1) in connection with or arising out of any presence or release of any toxic or hazardous waste or substance at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or the violation of any applicable environmental, hazardous waste, health or safety statute or any rules or regulations adopted pursuant thereto related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, Borrower shall not have any obligation to any Indemnified Person under this Section 7.3(b) with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Person.  This provision shall survive the termination of this Agreement and the full and final payment, and satisfaction and discharge, of all obligations of each of Borrower and its Subsidiaries to Bank subject to this Agreement.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower or any of its Subsidiaries was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

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7.4.    SUCCESSORS, ASSIGNMENT; CONFIDENTIAL INFORMATION.
(a)    Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents, in the case of any sale or assignment, with Borrower’s prior written consent, provided that the new lender is a professional market party (professionele marktpartij) as defined in the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht), as amended from time to time. In connection therewith, Bank may, subject to Section 7.4(b), disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower, any of its Subsidiaries or any guarantor hereunder or the business of Borrower, any of its Subsidiaries or any such guarantor, or any collateral required hereunder.
(b)    Confidential Information.  Bank agrees that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Bank in a confidential manner, and shall not be disclosed by Bank to Persons who are not parties to this Agreement, except: (1) to attorneys for and other advisors, accountants, auditors, and consultants to Bank and to employees, directors and officers of Bank (the Persons in this clause (i), “Bank Representatives”) on a “need to know” basis in connection with the Loan Documents and the transactions contemplated thereby and on a confidential basis, (1) to Subsidiaries and affiliates of Bank, provided that any such Subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 7.4(b), (1) as may be required by regulatory authorities (provided that Bank will make a good faith effort to first provide notice to Borrower of such disclosure to the extent Bank is not prohibited by law from doing so and to the extent practicable to do so), (1) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (A) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (B) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (1) as may be agreed to in advance in writing by Borrower or the applicable Subsidiary, (1) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided, that (A) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (B) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such governmental authority pursuant to such subpoena or other legal process, (1) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Bank or Bank Representatives), (1) in connection with any assignment, participation or pledge of Bank’s interest, or any portion thereof, under this Agreement or any other Loan Document,

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provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information subject to the terms of this Section 7.4(b), (1) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; and (1) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.  Anything in this Agreement to the contrary notwithstanding, Bank may use the name, logos, and other insignia of Borrower and its Subsidiaries and the amount of the Line of Credit provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of Bank.
7.5.    AMENDMENT; ENTIRE AGREEMENT. This Agreement may be amended or modified only in writing signed by each party hereto. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.
7.6.    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.
7.7.    TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.
7.8.    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.
7.9.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile, e-mail or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile, e-mail or other electronic transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
7.10.    PATRIOT ACT. Bank hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and each of its Subsidiaries, which information includes the name and address of Borrower and each of its Subsidiaries and other information that will allow Bank to identify Borrower and each of its Subsidiaries in accordance with the Patriot Act. In addition, if Bank is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot

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Act searches, OFAC/PEP searches, and customary individual background checks for Borrower and each of its Subsidiaries, and (b) OFAC/PEP searches and customary individual background checks of the senior management and key principals of Borrower and each of its Subsidiaries, and Borrower agrees to, and shall cause each of its Subsidiaries to, cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall be payable by Borrower pursuant to Section 7.3.
7.11.    INTELLECTUAL PROPERTY. Borrower, for itself and each of its Subsidiaries, acknowledges and agrees that Bank shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of Borrower or any of its Subsidiaries. Without limiting the generality of this Section 7.11, Borrower, for itself and each of its Subsidiaries, acknowledges and agrees that Bank shall not be under any obligation to take any steps necessary to preserve rights in any collateral pledged to Bank consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but Bank may do so at its option when an Event of Default has occurred and is continuing, and all expenses incurred in connection therewith (including without limitation reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of Borrower and its Subsidiaries and shall be payable by Borrower pursuant to Section 7.3.
7.12.    ACCOUNTING AND LEGAL PRINCIPLES, TERMS AND DETERMINATIONS.  All references in this Agreement to “generally accepted accounting principles” shall be deemed to refer to generally accepted accounting principles in effect in the United States (and in relation to a Subsidiary incorporated in the Netherlands, generally accepted accounting principles in the Netherlands) at the time of application thereof.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited consolidated financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 4.3(a) or, if no such statements have been so delivered, the most recent audited financial statements referred to in Section 2.5.  Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced.
7.13.    GOVERNING LAW. This Agreement (including without limitation Section 7.16 (Arbitration)) shall be governed by and construed in accordance with the laws of the State of New York.
7.14.    SAVINGS CLAUSE. If at any time the interest rate set forth in any of the Loan Documents exceeds the maximum interest rate allowable under applicable law, the interest rate shall be deemed to be such maximum interest rate allowable under applicable law.
7.15.    RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms

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hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.
7.16.    ARBITRATION.
(a)    Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.
(b)    Governing Rules. Any arbitration proceeding will (i) proceed in a location in New York selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.
(c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as

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setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including without limitation those arising from the exercise of the actions detailed in subsections (i), (ii) and (iii) of this Section.
(d)    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000. Any dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of New York or a neutral retired judge of the state or federal judiciary of New York, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of New York and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the New York Civil Practice Law and Rules or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including without limitation the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.
(e)    Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.
(f)    Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

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(g)    Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.
(h)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.
(i)    Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.
7.17.    CERTAIN DEFINED TERMS.
As used in this Agreement, the following terms shall have the following definitions:
“AAA” has the meaning specified therefor in Section 7.16(b).
“Acquisition” means the acquisition of, or acquisition of interests in, a Person (by merger, consolidation or Stock purchase or by entering into a joint venture), or the acquisition of all or substantially all of the assets of a Person, or the acquisition of any division or similar operating unit of a Person, or the acquisition of the business of a Person or of the assets comprising such division, unit or business.
“Additional Documents” has the meaning specified therefor in Section 4.14.
“Agreement” has the meaning specified in the preamble hereto.
“Asset Ratio” has the meaning specified therefor in Section 4.9(b).
“Bank” has the meaning specified in the preamble hereto.
“Bank Representatives” has the meaning specified therefor in Section 7.4(b).
“Bankruptcy Code” has the meaning specified therefor in Section 6.1(e).
“Books” means books and records (including without limitation records of Borrower or any of its Subsidiaries indicating, summarizing, or evidencing Person’s assets or liabilities, records of Borrower or any of its Subsidiaries relating to such Person’s business operations or financial condition, or such Person’s goods or general intangibles related to such information).

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“Borrower” has the meaning specified in the preamble hereto.
“Capped Permitted Indebtedness” means (a) Permitted Purchase Money Indebtedness, (1) indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations, (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to indebtedness of Borrower or any of its Subsidiaries, (1) indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries in the ordinary course of business consistent with past practice, so long as the amount of such indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such indebtedness is incurred and such indebtedness is outstanding only during such year, (1) unsecured indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business consistent with past practice, (1) unsecured indebtedness of Borrower owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing), incurred in connection with the repurchase by Borrower of the Stock of Borrower that has been issued to such Persons, so long as (i) no Event of Default has occurred and is continuing or would result from the incurrence of such indebtedness, (ii) the aggregate amount of all such indebtedness outstanding at anyone time does not exceed $500,000, and (iii) such indebtedness is subordinated to the obligations owing by Borrower or any of its Subsidiaries to Bank on terms and conditions reasonably acceptable to Bank, (1) unsecured indebtedness of Borrower or any of its Subsidiaries incurred in connection with any Permitted Acquisition (including any indebtedness owing to the applicable sellers), so long as (1) no Event of Default has occurred and is continuing or would result therefrom, (1) such unsecured indebtedness does not mature prior to the date that is twelve (12) months after the end of the term of the Line of Credit, (1) such indebtedness is subordinated in right of payment to the obligations of Borrower to Bank hereunder on terms and conditions satisfactory to Bank, (1) the cash portion of any interest accruing on such indebtedness shall not exceed 15% per annum, and (1) any covenants contained in any documents, instruments or agreements evidencing such indebtedness shall not be more restrictive than the covenants contained herein, (1) indebtedness of a Person whose assets or Stock are acquired by Borrower or any of its Subsidiaries in a Permitted Acquisition; provided however that such indebtedness (i) is either purchase money financing or a capital lease, in each case with respect to equipment financing, (ii) was in existence prior to the date of such Permitted Acquisition and (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition, (1) indebtedness (without duplication of Permitted Purchase Money Indebtedness) for investments in fixed assets permitted under Section 5.2, (1) unsecured contingent liabilities in respect of any indemnification obligation or adjustment of purchase price incurred in connection with the consummation of one or more Permitted Acquisitions, and (1) any financial indebtedness arising under a declaration of joint and several liability used for the purpose of section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code).
“Capped Permitted Liens” means (1) liens securing the payment of taxes not yet due and liens securing the payment of taxes, the validity of which is being contested in good faith by

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appropriate proceedings diligently prosecuted which stay the enforcement of such lien and for which Borrower and its Subsidiaries are maintaining adequate reserves in accordance with generally accepted accounting principles, as long as no such lien will prevent Bank from having a perfected first priority lien on the collateral pledged to Bank by Borrower and its Subsidiaries or with respect to future advances made hereunder, (1) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance, (1) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business consistent with past practice, (1) liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (i) any such lien shall not encumber any other property of Borrower or any of its Subsidiaries and (ii) the aggregate amount of indebtedness secured by such liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 5.2, (1) liens to secure indebtedness described in clause (h) of the definition of Capped Permitted Indebtedness, (1) any security created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers' Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond), (1) liens on in-transit inventory located within the United States in favor of custom brokers, freight forwarders, non-vessel operating common carriers and other Persons not subject to a Collateral Access Agreement and (1) liens granted to a third party on inventory stored at warehouses located within the United States and owned or operated by such third party which are not subject to a Collateral Access Agreement.
“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant stored value cards, e-payables services, electronic funds transfer, foreign exchange services, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements, but excluding foreign exchange hedges.
“CFC” means a controlled foreign corporation (as that term is defined in the Internal Revenue Code of 1986, as in effect from time to time).
“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, mortgagee, or other Person in possession of, having a security interest in or lien upon, or having rights or interests in any assets of Borrower or any of its Subsidiaries, in each case, in favor of Bank with respect to the collateral pledged to Bank at such premises or otherwise in the custody, control or possession of such lessor, warehouseman, processor, consignee, mortgagee, or other Person and in form and substance reasonably satisfactory to Bank.
“Compliance Certificate” has the meaning specified therefor in Section 4.3(c).
“Confidential Information” has the meaning specified therefor in Section 7.4(b).

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“Copyright Security Agreement” means each Copyright Security Agreement executed and delivered by Borrower or any of its Subsidiaries in favor of Bank, in form and substance acceptable to Bank.
“Copyrights” means any and all rights in any works of authorship, including without limitation (1) copyrights and moral rights, (1) copyright registrations and recordings thereof and all applications in connection therewith including without limitation those listed on Schedule 2.13, (1) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including without limitation payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (1) the right to sue for past, present, and future infringements thereof, and (1) all of each Borrower’s and each of its Subsidiaries’ rights corresponding thereto throughout the world.
“Default” has the meaning specified therefor in Section 4.3(c).
“Domestic Subsidiary” means any Subsidiary of Borrower that is not a Foreign Subsidiary.
“ERISA” has the meaning specified therefor in Section 2.9.
“Event of Default” has the meaning specified therefor in Section 6.1.
“Excess Amount” has the meaning specified therefor in Section 5.1.
“Excess Lease Amount” has the meaning specified therefor in Section 5.2.
“Excluded Property” means (a) the voting Stock of any CFC that is not a first tier Subsidiary of Borrower or a Domestic Subsidiary and the voting Stock of any CFC that is a first tier Subsidiary of Borrower or a Domestic Subsidiary, solely to the extent that such Stock represents more than 66-2/3% of the outstanding voting Stock of such CFC; provided that immediately upon any amendment of the Internal Revenue Code of 1986 that would allow the pledge of a greater percentage of such Stock without adverse tax consequences for Borrower, the collateral pledged to Bank shall include such greater percentage of Stock from that time forward; (b) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of Borrower or any of its Subsidiaries if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or other lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, (i) the foregoing exclusions of this clause (b) shall in no way be construed (A) to apply to the extent that any described prohibition or restriction is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the New York Uniform Commercial Code or other applicable law, or (B) to apply to the extent that any consent or waiver has been obtained that would permit Bank’s security interest or lien notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (ii) the foregoing exclusions of clauses (a) and (b) shall in no way be construed to

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limit, impair, or otherwise affect any of Bank’s continuing security interests in and liens upon any rights or interests of Borrower or any of its Subsidiaries in or to (A) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Stock (including any accounts or Stock), or (B) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Stock); (c) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the PTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall not be Excluded Property; and (d) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts to the extent such balance is equal to or less than two (2) months of payroll of the Person that maintains the applicable deposit account.
“Foreign Subsidiary” means any Subsidiary of Borrower that is not organized or incorporated in the United States or any state, territory or other subdivision thereof.
“Indemnified Liabilities” has the meaning specified therefor in Section 7.3(b).
“Indemnified Person” has the meaning specified therefor in Section 7.3(b).
“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including without limitation source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including without limitation all rights therein and all applications for registration or registrations thereof.
“Intellectual Property Licenses” means, with respect to any Person (the “Specified Party”), (a) any licenses or other similar rights provided to the Specified Party in or with respect to Intellectual Property owned or controlled by any other Person, and (b) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by the Specified Party, in each case, including without limitation (i) any software license agreements (other than license agreements for commercially available off-the-shelf software that is generally available to the public which have been licensed to the Specified Party pursuant to end-user licenses), (ii) the license agreements listed on Schedule 2.13, and (iii) the right to use any of the licenses or other similar rights described in this definition in connection with the enforcement of Bank’s rights under the Loan Documents.
“Letter of Credit” has the meaning specified therefor in Section 1.1(c) and if more than one, “Letters of Credit”.
“Letter of Credit Fee Margin” has the meaning specified therefor in Section 1.2(e).
“Line of Credit” has the meaning specified therefor in Section 1.1(a).

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“Line of Credit Note” has the meaning specified therefor in Section 1.1(a).
“Loan Documents” has the meaning specified therefor in Section 2.2.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement executed and delivered by Borrower or any of its Subsidiaries in favor of Bank, in form and substance acceptable to Bank (if more than one, the “Patent and Trademark Security Agreements”).
“Patents” means patents and patent applications, including without limitation (1) the patents and patent applications listed on Schedule 2.13, (1) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (1) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including without limitation payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (1) the right to sue for past, present, and future infringements thereof, and (1) all of Borrower’s and each of its Subsidiaries’ rights corresponding thereto throughout the world.
“Patriot Act” has the meaning specified therefor in Section 2.11.
“Permitted Acquisition” means any Acquisition by Borrower or any of its Subsidiaries of a Target so long as (a) no Event of Default has occurred and is continuing or would immediately result from the consummation of such Acquisition and (b) solely to the extent such Acquisition is consummated at a time when either (i) immediately before or immediately after consummation of such Acquisition, the outstanding principal balance of the Line of Credit is greater than zero or (ii) one or more advances is made under the Line of Credit with respect to such Acquisition, the sum of the aggregate consideration for all Permitted Acquisitions made during the calendar year in which such proposed Acquisition is consummated plus the aggregate consideration for such proposed Acquisition is less than $20,000,000.
“Permitted Disposition” means (a) dispositions of assets acquired pursuant to a Permitted Acquisition consummated within twelve (12) months of the date of the proposed disposition (as used in this definition, the “Subject Permitted Acquisition”) so long as (i) the consideration received for the assets to be so disposed is at least equal to the greater of (A) the fair market value thereof and (B) the amount paid by Borrower or any of its Subsidiaries therefor as reasonably determined by Borrower, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Borrower or any of its Subsidiaries and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the Subject Permitted Acquisition, (b) so long as no Event of Default has occurred and is continuing, the sale or discount of receivables in the ordinary course of business consistent with past practice, in each case without recourse, but only in connection with the compromise or collection thereof provided that such sale or discount is on market terms and an arm’s length basis, (c) the licensing, on a non-exclusive basis, of Patents, Trademarks, Copyrights, and other Intellectual

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Property rights in the ordinary course of business consistent with past practice and (d) the sale of inventory in the ordinary course of business consistent with past practice.
“Permitted Indebtedness” means Capped Permitted Indebtedness and Uncapped Permitted Indebtedness.
“Permitted Investments” means (1) any investments in any Person by Borrower or any of its Subsidiaries existing as of, and disclosed to Bank prior to, the date hereof, (1) the loans or advances set forth on Schedule 5.7, (1) any loans or advances to or investments in any Foreign Subsidiary of Borrower by Borrower or any of its Domestic Subsidiaries made after the date hereof; provided that the aggregate amount of all such loans, advances and investments and all loans and advances set forth on Schedule 5.7 shall not exceed $25,000,000 outstanding at any one time, (1) any loans or advances to or investments in Borrower or in any Domestic Subsidiary of Borrower by Borrower or any Subsidiary of Borrower made after the date hereof, (1) any loans or advances to or investments in any Foreign Subsidiary by any other Foreign Subsidiary made after the date hereof, (1) investments cash and cash equivalents, and (1) investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business consistent with past practice.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, purchase money indebtedness incurred by Borrower or any of its Subsidiaries after the date hereof to acquire equipment, fixtures or other fixed assets in an aggregate principal amount at any time not in excess of $1,000,000.
“Person” means and includes an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.
“Plan” has the meaning specified therefor in Section 2.9.
“PTO” means the United States Patent and Trademark Office.
“Rules” has the meaning specified therefor in Section 7.16(b).
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.
“Stock” means all shares, options, warrants, interests (including without limitation membership interests), participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including without limitation common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules

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and Regulations promulgated by the United States Securities and Exchange Commission (and any successor thereto) under the Securities Exchange Act of 1934, as in effect from time to time).
“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (a “director”, in relation to a Subsidiary incorporated in the Netherlands, means a managing director (bestuurder)) (or Persons performing a similar function) of such entity, and any partnership or joint venture if more than a fifty percent (50%) interest in profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the approval of such Person or one or more of its Subsidiaries).  Unless the context clearly requires otherwise, any reference to a “Subsidiary” is a reference to a Subsidiary of Borrower.
“Succeeding Fiscal Year” has the meaning specified therefor in Section 5.1.
“Tangible Net Worth” has the meaning specified therefor in Section 4.9(a).
“Target” means any Person that Borrower or a Subsidiary of Borrower proposes to acquire or has acquired by merger or Stock purchase, by entering into a joint venture or by the purchase of all or substantially all of its assets.
“Total Liabilities” has the meaning specified therefor in Section 4.9(a).
“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including without limitation (1) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 2.13, (1) all renewals thereof, (1) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including without limitation payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (1) the right to sue for past, present and future infringements and dilutions thereof, (1) the goodwill of Borrower’s and each of its Subsidiaries’ business symbolized by the foregoing or connected therewith, and (1) all of Borrower’s and each of its Subsidiaries’ rights corresponding thereto throughout the world.
“Unasserted Contingent Indemnification Claims” means contingent indemnification obligations to the extent no claim giving rise thereto has been asserted or is likely to be asserted.
“Uncapped Permitted Indebtedness” means (1) endorsement of instruments or other payment items for deposit, (1) the incurrence by Borrower or its Subsidiaries of unsecured indebtedness under hedging agreements that are incurred for the bona fide purpose of hedging interest rate or foreign currency risk associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes, (1) indebtedness constituting Permitted Investments, and (1) unsecured indebtedness consisting of trade payables and current liabilities.

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“Uncapped Permitted Liens” means (1) judgment liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 6.1, so long as each such lien (1) is in existence for less than twenty (20) consecutive days after it first arises or is being properly contested and (1) is at all times junior in priority to any liens in favor of Bank, (1) mechanics’, workers’, materialmen’s or other like liens arising in the ordinary course of business consistent with past practice with respect to obligations which are not overdue by more than thirty (30) days or which are being properly contested, (1) (1) liens on in-transit inventory located within the United States in favor of custom brokers, freight forwarders, non-vessel operating common carriers and other Persons which are subject to Collateral Access Agreements and (1) liens on in-transit inventory located outside of the United States in favor of custom brokers, freight forwarders, non-vessel operating common carriers and other Persons, and (1) (1) liens granted to a third party on inventory stored at warehouses located within the United States and owned or operated by such third party which are subject to Collateral Access Agreements and (1) liens granted to a third party on inventory stored at warehouses located outside of the United States and owned or operated by such third party.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

SKULLCANDY, INC. By: /s/ Kyle Wescoat Name: Kyle Wescoat Title: Chief Financial Officer	WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Richard J. Lambert Name: Richard J. Lambert Title: Senior Vice President

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